Exhibit 10.1

SEACUBE CONTAINER LEASING LTD.

KEY EMPLOYEE SEVERANCE PLAN

SeaCube Container Leasing Ltd., a Bermuda exempted company (the “Company”) hereby adopts the SeaCube Container Leasing Ltd. Key Employee Severance Plan (the “Plan”), effective as of January 18, 2013 (the “Effective Date”), for the benefit of certain key employees of the Company Group (defined below), on the terms and conditions hereinafter stated. The Plan, as set forth herein, is intended to help retain qualified employees, maintain a stable work environment and provide economic security to eligible employees in the event of certain terminations of employment following a Change in Control (defined below). The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b).

SECTION 1. DEFINITIONS. As hereinafter used:

1.1 “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. An entity shall be deemed an Affiliate for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

1.2 “Base Salary” means the Eligible Employee’s annual base salary in effect immediately preceding the Severance Date.

1.3 “Board” means the Board of Directors of the Company.

1.4 “Cause” means (i) the Eligible Employee commits any act of fraud, intentional misrepresentation or serious misconduct in connection with the business of the Company or any Affiliate, including, but not limited to, falsifying any documents or agreements (regardless of form); (ii) the Eligible Employee materially violates any rule or policy of the Company or any Affiliate (A) for which violation an employee may be terminated pursuant to the written policies of the Company or any Affiliate reasonably applicable to such an employee, (B) which violation results in material damage to the Company or any Affiliate or (C) which, after written notice to do so, the Eligible Employee fails to correct within a reasonable time; (iii) other than solely due to Disability, the Eligible Employee willfully breaches or habitually neglects any material aspect of the Eligible Employee’s duties assigned to the Eligible Employee by the Company or any Affiliate, which assignment was reasonable in light of the Eligible Employee’s position with the Company Group (all of the foregoing duties, “Duties”); (iv) other than solely due to Disability, the Eligible Employee fails, after written notice, adequately to perform any Duties and such failure is reasonably likely to have a material adverse impact upon the Company or any Affiliate or the operations of any of them; provided, that, for purposes of this clause (iv), such a material adverse impact will be solely determined with reference to the Eligible Employee’s Duties and annual compensation; (v) the Eligible Employee materially fails to comply with a direction from the Chief Executive Officer of the Company, the Board or the

board of directors of any Affiliate with respect to a material matter, which direction was reasonable in light of the Eligible Employee’s position with the Company or any Affiliate; (vi) while employed by or providing services to the Company or any Affiliate, and without the written approval of the Board, the Eligible Employee performs services for any other corporation or person which competes with the Company Group, or otherwise violates any restrictive covenants contained in any agreement between the Company or any of any Affiliate; (vii) the Eligible Employee’s indictment, conviction, or entering a plea of guilty or nolo contendere to, a felony (other than a traffic or moving violation) or any crime involving dishonesty; (viii) the Eligible Employee engages in any other action that may result in termination of an employee for cause pursuant to any generally applied standard, of which standard the Eligible Employee knew or reasonably should have known, adopted in good faith by the Board or the board of directors of any Subsidiary from time to time but prior to such action or condition; or (ix) the Eligible Employee willfully breaches his fiduciary duties as a director of the Company Group.

1.5 “Change in Control” shall have the meaning ascribed to it in the Company’s 2010 Omnibus Equity Incentive Plan.

1.6 “COBRA” means the group health continuation requirements of Section 4980B of the Code.

1.7 “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

1.8 “Company” means SeaCube Container Leasing Ltd., a Bermuda exempted company, or any successor thereto.

1.9 “Company Group” means the Company and its Subsidiaries.

1.10 “Disability” means the Eligible Employee (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan, or disability plan, covering employees of the Company or any Affiliate.

1.11 “Effective Date” means January 18, 2013.

1.12 “Effective Period” means the period commencing on the date of a Change in Control and ending on the second anniversary of such date.

1.13 “Eligible Employee” means any full-time employee of the Company Group who is employed at the time of the Change in Control and is designated as a participant in the Plan by the Plan Administrator (as set forth on Exhibit A hereto), other than any such employee who has separated employment from the Company Group or has given or received notice of termination of employment prior to the Change in Control.

1.14 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.15 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.16 “Excise Tax” means the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax.

1.17 “Good Reason” means if the Eligible Employee resigns as an employee of the Company Group following the sixtieth (60th) day after the occurrence of any of the following events, which has not been cured within thirty (30) days of the Eligible Employee providing written notice of such event(s) to the Company Group:

(a) a material reduction in the Eligible Employee’s title or job responsibilities; provided, that merely no longer serving as an officer of a public company shall not be deemed a material reduction; or

(b) the failure by the Company to pay the Eligible Employee the base salary or performance bonus when required to be so paid; or

(c) a material reduction in the Eligible Employee’s base salary; or

(d) a relocation of the Eligible Employee’s principal place of work to a location more than thirty-five (35) miles away from the location of the Eligible Employee’s principal place of work immediately prior to such resignation by the Eligible Employee.

1.18 “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company Group, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company Group, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company.

1.19 “Plan” means the SeaCube Container Leasing Ltd. Key Employee Severance Plan, as set forth herein, and as it may be amended from time to time.

1.20 “Plan Administrator” means the Compensation Committee of the Board or such other Person or Persons appointed from time to time by the Compensation Committee of the Board to administer the Plan.

1.21 “Prior Annual Bonus” shall have the meaning set forth in Section 1.22 hereof.

1.22 “Pro Rata Annual Bonus” means a pro rata bonus equal to the amount of the applicable Eligible Employee’s annual bonus (including the fair market value of shares of Company restricted stock) paid in respect of the year immediately preceding the year in which the Severance Event occurs (the “Prior Annual Bonus”), multiplied by a fraction, the numerator of which is the number of calendar days in such year that the Eligible Employee was employed by the Company Group and the denominator of which is three hundred sixty-five (365).

1.23 “Release” shall have the meaning set forth in Section 3.1 hereof.

1.24 “Severance Event” means (a) the involuntary termination of an Eligible Employee’s employment by the Company Group, other than for Cause, death or Disability or (b) a termination of an Eligible Employee’s employment by the Eligible Employee for Good Reason, in each case, following the Effective Date and during the Effective Period.

1.25 “Severance Date” means the date on which an Eligible Employee incurs a Severance Event.

1.26 “Severance Payments” shall have the meaning set forth in Section 3.1 hereof.

1.27 “Subsidiary” means, with respect to the Company, as of any date of determination, any other Person as to which the Company owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person. An entity shall be deemed a Subsidiary for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

1.28 “Tier 1 Employee” means any Eligible Employee designated by the Plan Administrator as a Tier 1 Employee (as set forth on Exhibit A hereto).

1.29 “Tier 2 Employee” means any Eligible Employee designated by the Plan Administrator as a Tier 2 Employee (as set forth on Exhibit A hereto).

1.30 “Tier 3 Employee” means any Eligible Employee designated by the Plan Administrator as a Tier 3 Employee (as set forth on Exhibit A hereto).

SECTION 2. NOTICE. Each Eligible Employee’s employment may be terminated by either party giving sixty (60) days advance written notice of termination to the other; provided, however, that the Company may, in its sole discretion, pay Base Salary in lieu of any such notice of termination given by the Company.

SECTION 3. SEVERANCE BENEFITS.

3.1 Generally. Subject to Section 3.9 hereof, if an Eligible Employee incurs a Severance Event during the Effective Period, the Eligible Employee shall, following the Eligible Employee’s execution and non-revocation of (and the expiration of any applicable revocation period in respect of) a separation agreement and release of claims (a “Release”) substantially in the form attached as Exhibit B hereto within forty-five (45) days following the Severance Date (or such longer period as may be required by applicable law for the effectiveness of the release), be entitled to receive the severance payments and benefits pursuant to the applicable provisions of Section 3 of this Plan (the “Severance Payments”). The Severance Payments shall be paid in a lump sum within sixty (60) days following the Severance Date, provided that, to the extent required to avoid any penalties under Section 409A of the Code (“Section 409A”), if the sixty (60) day period referenced above begins in one taxable year and ends in the subsequent taxable year, the Severance Payments shall in all events be made in the subsequent taxable year.

3.2 Payment of Accrued Obligations. Subject to Section 3.9 hereof, the Company shall pay to each Eligible Employee who incurs a Severance Event a lump sum payment in cash, as soon as practicable in accordance with the Company’s regular payroll practices and applicable law, but no later than ten (10) days after the Severance Date, equal to the sum of (a) the Eligible Employee’s accrued but unpaid Base Salary and any accrued but unused vacation time through the Severance Date, and (b) the Eligible Employee’s annual bonus earned for the fiscal year preceding the year in which the Severance Date occurs (including the fair market value of shares of Company restricted stock) if such bonus has not been paid as of the Severance Date.

3.3 Tier 1 Employees. Subject to Sections 3.1, 3.9 and 5 hereof, each Tier 1 Employee who incurs a Severance Event during the Effective Period shall be entitled to a cash lump sum payment equal to the sum of (i) two times (2x) the sum of (A) the Tier 1 Employee’s Base Salary and (B) the cash portion of the Tier 1 Employee’s Prior Annual Bonus, and (ii) the Tier 1 Employee’s Pro Rata Annual Bonus.

3.4 Tier 2 Employees. Subject to Sections 3.1, 3.9 and 5 hereof, each Tier 2 Employee who incurs a Severance Event during the Effective Period shall be entitled to a cash lump sum payment equal to the sum of (i) one and a half times (1.5x) the sum of (A) the Tier 2 Employee’s Base Salary and (B) the cash portion of the Tier 2 Employee’s Prior Annual Bonus, and (ii) the Tier 2 Employee’s Pro Rata Annual Bonus.

3.5 Tier 3 Employees. Subject to Sections 3.1, 3.9 and 5 hereof, each Tier 3 Employee who incurs a Severance Event during the Effective Period shall be entitled to a cash lump sum payment equal to the sum of (i) the Tier 3 Employee’s Base Salary, (ii) the cash portion of the Tier 3 Employee’s Prior Annual Bonus and (iii) the Tier 3 Employee’s Pro Rata Annual Bonus.

3.6 Benefit Continuation. Subject to Section 3.9 hereof, in the case of each Eligible Employee who incurs a Severance Event during the Effective Period, the Company shall pay to such Eligible Employee who elects COBRA coverage, a lump sum cash payment equal to the premium cost for the Eligible Employee and, where applicable, the Eligible Employee’s spouse and dependents, to participate in the Company Group’s medical, dental and vision coverage for the Effective Period had the Eligible Employee remained employed, based on rates in effect as of the date of the Severance Event.

3.7 Acceleration of Restricted Share Awards. Notwithstanding anything in the Plan or any other Company Group plan, arrangement or agreement to the contrary:

(a) Each Eligible Employee who incurs a Severance Event during the Effective Period shall immediately on the Severance Date become fully vested in all outstanding restricted shares that were unvested prior to the Severance Date.

(b) In the event that the Change in Control occurs and either (i) the outstanding restricted shares are not assumed, converted or replaced in connection with the Change in Control or (ii) immediately after the Change in Control, neither the Company’s nor its successor’s or parent’s shares are listed on the New York Stock Exchange or Nasdaq, each Eligible Employee shall immediately on the date of the Change in Control become fully vested in all outstanding restricted shares held by the Eligible Employee immediately prior to the Change in Control.

3.8 Offset of Severance Payments and Other Benefits. If the Company Group is obligated by any agreement, severance policy, or other policy, plan, program or applicable law to pay to an Eligible Employee severance pay, a termination indemnity, notice pay, or the like, then, any Severance Payments and other benefits payable under Section 3 hereof shall be reduced to the extent permitted by Section 409A by the amount of such Eligible Employee’s severance pay, termination indemnity, notice pay or the like, as applicable, except that the Severance Payments and other benefits payable under Section 3 hereof shall not be reduced by the amount of notice pay or pay in lieu of notice provided for in Section 2 hereof.

3.9 Section 409A. It is intended that payments and benefits under this Plan comply with Section 409A, to the extent subject thereto, and accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, an Eligible Employee shall not be considered to have terminated employment with the Company Group for purposes of any payments under the Plan which are subject to Section 409A until the Eligible Employee has incurred a “separation from service” from the Company Group within the meaning of Section 409A. Each amount to be paid or benefit to be provided under the Plan shall be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six-month period immediately following the Eligible Employee’s separation from service shall instead be paid on the first business day after the date that is six (6) months following your separation from service (or, if earlier, the Eligible Employee’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Eligible Employee under the Plan shall be paid to the Eligible Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Eligible Employee) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company Group makes no representation that any or all of the payments described in the Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. To the extent that any amount payable under an Eligible Employee’s employment agreement, if any, as in effect on the Effective Date of the Plan constitutes deferred compensation under Section 409A of the Code, such portion of the Severance Payments shall instead be paid in the form provided for in the Eligible Employee’s employment agreement.

SECTION 4. PLAN ADMINISTRATION.

4.1 The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan. Any reasonable determination made in good faith by the Plan Administrator in carrying out, administering or construing the Plan shall be final and binding for all purposes and upon all interested persons and their respective heirs, successors, and legal representatives.

4.2 The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

4.3 The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.

4.4 In no event shall the Plan Administrator be personally liable for any action, determination or interpretation made in good faith with respect to the Plan. The Plan Administrator shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by the Plan Administrator or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with this Plan, unless arising out of the Plan Administrator’s own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the Plan Administrator may have as an officer or director or otherwise under the bylaws of the Company.

SECTION 5. RESTRICTIVE COVENANTS. During the period of the Eligible Employee’s employment with the Company Group, the Eligible Employee has had access to secret and confidential information, knowledge or data relating to the Company or any Affiliate, and their respective businesses, and has met and developed relationships with potential and existing suppliers, financing sources, clients, customers and employees of the Company or any Affiliate. In light of the foregoing:

5.1 Noncompetition; Nonsolicitation. During the period of the Eligible Employee’s employment with the Company Group and the Restrictive Period (as defined in Exhibit A hereof), the Eligible Employee shall not:

(a) Directly or indirectly (whether as principal, agent, independent contractor, partner, member, manager, officer, director or otherwise) own, manage, operate, control, participate in, perform services for, make any investment in or otherwise carry on, any business that is competitive with any business engaged in or conducted by the Company or any Affiliate, or any business that the Company or any Affiliate proposes to engage in or conduct, at such time, including the business of owning, leasing (as lessor, sublessor, lessee or sublessee) or managing container ships, shipping containers or intermodal chassis; or

(b) Directly or indirectly, engage in the recruiting, soliciting or inducing of any nonclerical employee or employees of the Company or any Affiliate to terminate their employment with, or otherwise cease their relationship with, the Company or any Affiliate, or in hiring or assisting another person or entity to hire any nonclerical employee of the Company or any Affiliate, or any person who within six (6) months before had been a nonclerical employee of the Company or any Affiliate and were recruited or solicited for such employment or other retention while an employee of the Company Group (other than any of the foregoing activities engaged in with the prior written approval of the applicable member of the Company Group); or

(c) Directly or indirectly, solicit, induce or encourage or attempt to persuade any agent, supplier or customer of the Company or any Affiliate to terminate such agency or business relationship;

Nothing contained in this Plan shall limit or otherwise affect the ability of the Eligible Employee to own not more than 1.0% of the outstanding capital stock of any entity that is engaged in a business competitive with the Company Group, provided that such investment is a passive investment and such Eligible Employee is not directly or indirectly involved in the management or operation of such business or otherwise providing consulting services to such business. In the event of a Passive Investment Correction (as defined in Exhibit A hereof), the Company Group will not seek relief for violation of this 1.0% limitation.

5.2 Disparaging Comments. During the period of the Eligible Employee’s employment with the Company Group and thereafter, the Eligible Employee shall not make any disparaging or defamatory comments regarding the Company Group or, after termination of his or her employment relationship with the Company Group, make any comments concerning any aspect of the termination of their relationship. The obligations of the Eligible Employee under this Section 5.2 shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.

5.3 Confidentiality. During the period of the Eligible Employee’s employment with the Company Group and thereafter, the Eligible Employee shall hold and keep confidential all secret and confidential information, knowledge or data relating to the Company Group, and their respective businesses, including any confidential information as to customers of the Company Group (i) obtained by the Eligible Employee during employment by the Company Group and (ii) not otherwise public knowledge or known within the applicable industry (the “Confidential Information”). The Eligible Employee shall not, without prior written consent of the Company, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any Confidential Information to anyone other than the Company and those designated by it. In the event the Eligible Employee is compelled by order of a court or other governmental or legal body to communicate or divulge any such Confidential Information to anyone other than the foregoing, the Eligible Employee will promptly notify the Company of any such order and will cooperate fully with the Company in protecting such Confidential Information to the extent possible under applicable law. Upon termination of employment with the Company Group, or at any time as the Company may request, the Eligible Employee will promptly deliver to the Company, as requested, all documents (whether prepared by the Company, any Affiliate, the Eligible Employee or a third party) relating to the Company, any Affiliate or any of their businesses or property which the Eligible Employee may possess or have under the Eligible Employee’s direction or control other than documents provided to the Eligible Employee as a participant in any employee benefit plan, policy or program of the Company or any agreement by and between the Eligible Employee and the Company Group with regard to the Eligible Employee’s employment or severance.

5.4 Blue Penciling. In the event that a court of competent jurisdiction determines that any provision of Section 5 hereof or the application thereof is unenforceable in whole or in part, the Company and the Eligible Employee agree that said court, in making such determination, shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the provision in its reduced form shall be valid and enforceable to the fullest extent permitted by law.

SECTION 6. SECTION 280G. Notwithstanding anything in the Plan or any other plan or agreement to the contrary, in the event that any payment or benefit received or to be received by an Eligible Employee (whether pursuant to the terms of the Plan or any other plan, arrangement or agreement) (all such payments and benefits, the “Total Payments”) would not be deductible (in whole or in part) by the member of the Company Group making such payment or providing such benefits as a result of Section 280G of the Code, then, to the extent necessary to make such portion of the Total Payments deductible, the portion of the Total Payments that do not constitute deferred compensation within the meaning of Section 409A shall first be reduced (if necessary, to zero), and all other Total Payments shall thereafter be reduced (if necessary, to zero) with cash payments being reduced before non-cash payments, and payments to be paid last being reduced first, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Eligible Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

SECTION 7. PLAN MODIFICATION OR TERMINATION. The Plan may not be terminated during the Effective Period. The Plan may be amended by the Board at any time; provided, however, that during the Effective Period, the Plan may not be amended if such amendment would in any manner be adverse to the interests of any Eligible Employee without the consent of the affected Eligible Employee, except that, notwithstanding the foregoing, the Plan Administrator may amend the Plan at any time and in any manner necessary to comply with applicable law, including, but not limited to Section 409A. For the avoidance of doubt, (i) any action taken by the Company Group or the Plan Administrator during the Effective Period to cause an Eligible Employee to no longer be designated as such or to decrease the payments or benefits for which an Eligible Employee is eligible, and (ii) any amendment to this Section 7 during the Effective Period shall be treated as an amendment to the Plan which is adverse to the interests of any Eligible Employee.

SECTION 8. GENERAL PROVISIONS.

8.1 Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under this Plan to a severed employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

8.2 Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Company Group, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

8.3 If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

8.4 This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible Employee, present and future, and any successor to the Company. If a severed employee shall die, all accrued but unpaid amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the severed employee’s estate.

8.5 The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

8.6 The Plan shall not be required to be funded unless such funding is authorized by the Board. Regardless of whether the Plan is funded, no Eligible Employee shall have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under this Plan.

8.7 All notices or other communications under this Plan shall be given in writing and shall be deemed duly given and received on the third full business day following the day of the mailing thereof by registered or certified mail or when delivered personally or sent by facsimile transmission as follows:

(a) if to the Eligible Employee, at the address of the Eligible Employee in the Company Group’s personnel records;

(b) if to the Company Group, at:

SeaCube Container Leasing Ltd.

1 Maynard Drive

Park Ridge, NJ 07656

Attention: General Counsel

8.8 This Plan shall be construed and enforced according to the laws of the State of Delaware to the extent not preempted by federal law or other applicable local law, which shall otherwise control.

8.9 All benefits hereunder shall be reduced by applicable tax withholding and shall be subject to applicable tax reporting, as determined by the Plan Administrator, or as required by applicable law.

8.10 In the event that an Eligible Employee breaches Section 5 hereof, the Company shall be entitled, in addition to any other rights and remedies, to cease making any payments to the Eligible Employee under the Plan, and the Eligible Employee shall be obligated to repay any amounts already paid to pursuant to the Plan. Due to the fact that damages to the Company Group will be difficult to ascertain and remedies at law to the Company Group will be inadequate and for other reasons, the Company Group will be irreparably damaged in the event that the obligations of Eligible Employees under Section 5 hereof are not specifically enforced. Accordingly, in the event of a breach or threatened breach of the terms of Section 5 hereof, the Company Group shall, in addition to all other rights and remedies, be entitled (without any bond or other security being required) to a temporary and/or permanent injunction, without showing any actual damage or that monetary damages would not provide an adequate remedy, and/or a decree for specific performance, in accordance with the provisions hereof.

SECTION 9. CLAIMS, INQUIRIES, APPEALS.

9.1 Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing, as follows:

Plan Administrator

1 Maynard Drive

Park Ridge, NJ 07656

Attention: General Counsel

9.2 Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the employee, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan’s review procedure.

This written notice will be given to the employee within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render his or her decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the Review Procedure described below.

9.3 Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim. A request for a review shall be in writing and shall be addressed to:

Plan Administrator

1 Maynard Drive

Park Ridge, NJ 07656

Attention: General Counsel

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.

9.4 Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. The Plan Administrator will give prompt, written notice of his or her decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based. If written notice of the Plan Administrator’s decision is not given to the applicant within the time prescribed in this Section 9.4 the application will be deemed denied on review.

9.5 Rules and Procedures. The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

9.6 Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by Section 9.1 above, (ii) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 9.3 above and (iv) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 9.4 above).

SECTION 10. EFFECTIVENESS OF PLAN.

10.1 The effectiveness of this Plan is contingent upon the occurrence of a Change in Control by December 31, 2013. If for any reason the Change in Control does not occur on or prior to December 31, 2013, this Plan shall be null and void and of no force and effect.